Exhibit 99.1

July 11, 2022

Board of Directors

Silicon Motion Technology Corporation

Unit B, 16/F, Centre 600, 82 King Lam St, Cheung Sha Wan, Kowloon, Hong Kong

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of MaxLinear Inc. filed July 11, 2022 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 5, 2022 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than MaxLinear Inc. (“MaxLinear”) and its affiliates) of the outstanding ordinary shares, par value $0.01 per share (the “Ordinary Shares”), and of the outstanding American Depositary Shares, each representing four (4) Ordinary Shares, of Silicon Motion Technology Corporation (the “Company”) of the Consideration (as defined therein) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 5, 2022, by and among MaxLinear, Shark Merger Sub, a wholly owned subsidiary of MaxLinear, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Goldman Sachs (Asia) L.L.C., the Company’s Financial Advisor”, “The Merger — The Company’s Reasons for the Merger and Recommendation of the Company Board”, “The Merger — Company Unaudited Prospective Financial Information”, “The Merger — Opinion of Goldman Sachs (Asia) L.L.C., the Company’s Financial Advisor” and “The Merger Agreement — Representations and Warranties” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS (ASIA) L.L.C.

GOLDMAN SACHS (ASIA) L.L.C.